Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Azitra, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered		Proposed Maximum Offering Price(5)	Proposed Maximum Aggregate Offering Price(5)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c)	38,944,662	(1)(4)	$0.3639	$14,171,962.50	0.00013810	$1,957.15
Equity	Common Stock Underlying the November Common Stock Purchase Warrants	Rule 457(c)	4,687,500	(2)(4)	$0.3639	$1,705,781.25	0.00013810	$235.57
Equity	Common Stock Underlying the November Pre-Funded Warrants	Rule 457(c)	4,151,741	(3)(4)	$0.3639	$1,510,818.55	0.00013810	$208.64
Equity	Common Stock Underlying the Placement Agent Warrants	Rule 457(c)	187,500	(6)(4)	$0.3639	$68,231.25	0.00013810	$9.42
Equity	Common Stock Underlying the ELOC Warrants	Rule 457(c)	3,840,890	(7)(4)	$0.3639	$1,397,699.87	0.00013810	$193.02
Total Offering Amounts						$18,854,493.40		$2,603.80
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$2,603.80

(1)	Represents an aggregate of 38,944,662 shares of Common Stock consisting of (i) 535,759 shares of Common Stock that the Registrant issued to the Selling Stockholder under the Securities Purchase Agreement dated November 24, 2025 and (ii) 38,408,903 shares of Common Stock issuable pursuant to the ELOC Purchase Agreement.

(2)	Represents an aggregate of 4,687,500 shares of Common Stock issuable to the Selling Stockholder upon exercise of the November Common Stock Purchase Warrants.

(3)	Represents an aggregate of 4,151,741 shares of Common Stock issuable to the Selling Stockholder upon exercise of the November Pre-Funded Warrants.

(4)	Pursuant to Rule 416 under the Securities Act, the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(5)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the Registrant’s Common Stock as reported on the NYSE American on December 4, 2025.

(6)	Represents an aggregate of 187,500 shares of Common Stock issuable to the Selling Stockholder upon exercise of the November Placement Agent Warrants.

(7)	Represents an aggregate of 3,840,890 shares of Common Stock issuable to the Selling Stockholder upon exercise of the ELOC Warrants.